Exhibit 99.1

ZAYO GROUP COMPLETES PURCHASE OF USCARRIER

Purchase of Remaining Interest in USCarrier expands Zayo Group’s Network into the Southeast United States

LOUISVILLE, CO – October 2, 2012 – Zayo Group announces it has completed its purchase of the remaining interest in USCarrier Telecom, LLC (USCarrier). Zayo Group acquired an approximately 50% interest in USCarrier through a previous acquisition of American Fiber Systems in October 2010. The purchase price, which included $2.3 million to retire USCarrier’s outstanding net indebtedness, was $15.9 million.

US Carrier is a regional fiber-based bandwidth services provider with a network that spans the southeastern United States including Georgia, Florida, Alabama and Tennessee. The acquisition adds a 3,700-mile regional fiber network that connects major markets including Atlanta, Jacksonville, Tallahassee, Nashville and Chattanooga. Along with the larger tier 1 markets, the network extends into 40 smaller cities, such as Macon and Savannah, Georgia and Mobile and Montgomery, Alabama. Also, with the USCarrier assets, Zayo Group will extend connectivity into its previous island market of Nashville.

USCarrier offers transport services like Ethernet and Wavelengths, which Zayo Group will continue to offer as a product and opportunistically expand to other service offerings including IP and Dark Fiber services.

“This new network provides access to large and small cities throughout the southeastern United States,” says Dan Caruso, President and CEO, for Zayo Group. “Over the last five years, Zayo has acquired and developed similar assets throughout the US along with national and regional networks that allow us to offer unique Bandwidth Infrastructure solutions for our customers”.

The transaction was funded from cash on hand.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo Group serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo Group provides these services over regional, metro, national, international and fiber-to-the-tower networks. With its recent acquisitions of AboveNet and FiberGate, Zayo Group’s network assets include approximately 65,000 route miles, covering 45 states plus Washington, D.C. Additionally, Zayo Group has over 136,000 billable square feet of colocation space and approximately 9,000 on-net buildings, including 500+ data centers, 500+ Points-of-Presence (POPs), and 2,500+ cell towers.

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